Exhibit 4.1

PURSUANT TO THE TERMS OF THIS WARRANT, ALL OR A PORTION OF THIS WARRANT MAY HAVE BEEN EXERCISED, AND THEREFORE THE ACTUAL NUMBER OF WARRANT SHARES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF.

FLEXENERGY GREEN SOLUTIONS, INC.

WARRANT

Warrant No.	Original Issue Date: [ ], 2021

FlexEnergy Green Solutions, Inc., a Delaware corporation (the “Company”), hereby certifies that, as partial compensation for its services as an underwriter to the Company, Roth Capital Partners, LLC or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [        ]1 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at any time and from time to time from and after 180 days following the effective date of the Registration Statement on Form S-1 (File No. 333-260111), and through and including [         ], 2024, the third anniversary of such effective date (the “Expiration Date”), in accordance with FINRA Rule 5110, and subject to the following terms and conditions:

1. Definitions. As used in this Warrant, the following terms shall have the respective definitions set forth in this Section 1.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any securities into which such common stock may hereafter be reclassified or for which it may be exchanged as a class.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means $[        ]2, subject to adjustment in accordance with Section 8.

“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

1 2.5% of the securities issued in the offering to Roth Capital Partners.

2120% of the initial public offering price as set forth in the final prospectus.

“New York Courts” means the state and federal courts sitting in the State of New York.

“Original Issue Date” means the Original Issue Date first set forth on the first page of this Warrant.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Prospectus” means the prospectus, dated [          ], 2021, filed with the Securities and Exchange Commission pursuant to Rule 424 promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission under the Exchange Act.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) or (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or OTC Markets Group electronic quotation system on which the Common Stock is listed or quoted for trading on the date in question.

2. Exercise and Duration of Warrants. This Warrant shall be exercisable by the registered Holder at any time and from time to time from and after 180 days following the effective date of the Registration Statement on Form S-1 (File No. 333-260111) (the “Effective Date”), through and including the Expiration Date, in accordance with FINRA Rule 5110. At 11:59 p.m., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem any portion of this Warrant without the prior written consent of the affected Holder. Neither this Warrant nor any shares of Common Stock issuable upon exercise of this Warrant, shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this Warrant, or any security issuable upon exercise of this Warrant, by any person for a period of 180 days immediately following the effective date of the Registration Statement on Form S-1 (File No. 333-260111), except as provided in FINRA Rule 5110(g)(2).

3. Registration of Transfers. The Company shall register the transfer of any portion of this Warrant, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4. Delivery of Common Stock.

(a) To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant unless all of the Warrant Shares represented by this Warrant are being exercised. Upon delivery of the Exercise Notice (in the form attached hereto) to the Company at its address for notice set forth herein and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, the Company shall promptly (but in no event later than two Trading Days after the Date of Exercise (as defined herein)) issue and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise. The Company shall, upon request of the Holder and subsequent to the date on which a registration statement covering the resale of the Warrant Shares has been declared effective by the Securities and Exchange Commission, use its reasonable best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available, provided, that, the Company may, but will not be required to change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust Corporation. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company: (i) the Exercise Notice, appropriately completed and duly signed and (ii) if applicable, payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased.

(b) If by the second Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 4(a), then the Holder will have the right to rescind such exercise.

(c) If by the second Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 4(a), and if after such second Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1)  reimburse the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock or Warrants so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the closing bid price of the shares of Common Stock, on the Date of Exercise and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(d) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Units. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares upon exercise of the Warrant as required pursuant to the terms hereof.

5. Charges, Taxes and Expenses. Issuance and delivery of Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

6. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

7. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith comply with all the provisions of this Warrant and take all actions consistent with effectuating the purposes of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, the number of shares of Common Stock which are then issuable upon exercise of this Warrant (without regard to any limitations on exercise).

8. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 8.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Fundamental Transactions. If, at any time while this Warrant is outstanding there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 8, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(d) Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 8, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(f) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material, non-public information to the Holder) at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

9. Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

(a)       Cash Exercise. The Holder may deliver immediately available funds; or

(b)      Cashless Exercise. The Holder may notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Units determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the daily volume weighted average price for the Common Stock for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

10. Limitations on Exercise. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 8 of this Warrant. This restriction may not be waived. Notwithstanding anything to the contrary contained in this Warrant, (a) no term of this Section may be waived by any party, nor amended such that the threshold percentage of ownership would be directly or indirectly increased, (b) this restriction runs with the Warrant and may not be modified or waived by any subsequent holder hereof and (c) any attempted waiver, modification or amendment of this Section will be void ab initio.

11. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one share of Common Stock as reported by the applicable Trading Market on the date of exercise, or round up to the nearest whole share of Common Stock.

12. Notices. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by email or (b) if delivered from outside the United States, by International Federal Express or email, and (c) will be deemed given (i) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (iii) if delivered by International Federal Express, two (2) Business Days after so mailed and (iv) if delivered by email, upon confirmation of transmission, and will be delivered and addressed as follows:

(i) if to the Company, to:

FlexEnergy Green Solutions, Inc.,

112 Corporate Drive Portsmouth, NH 03801

Attn: Chief Financial Officer

Email: wes.kimmel@flexenergy.com

with a copy to:

Rutan & Tucker, LLP

18575 Jamboree Road Suite 900 Irvine, CA 92612

Attn: Gregg Amber

Email: gamber@rutan.com

(ii) if to the Holder, at the address of the Holder appearing on the books of the Company.

13. Miscellaneous.

(a) No Rights as a Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 4 except as expressly set forth in Section 8. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 9(b) or to receive cash payments pursuant to Section 4(c) and 8(b), in no event shall the Company be required to net cash settle an exercise of this Warrant.

(b) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns. The foregoing sentence shall be subject to the restrictions on waivers and amendments set forth in Section 10 of this Warrant.

(c) All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Warrant and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Warrant, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(f) Prior to exercise of this Warrant, the Holder hereof shall not, by reason of being a Holder, be entitled to any rights of a stockholder with respect to the Common Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

FLEXENERGY GREEN SOLUTIONS, INC.

By:
Name:
Title:

EXERCISE NOTICE

FLEXENERGY GREEN SOLUTIONS, INC.

WARRANT DATED [          ]

The undersigned Holder hereby irrevocably elects to purchase    shares of Common Stock pursuant to the above referenced Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(1)	The undersigned Holder hereby exercises its right to purchase

__________ shares of Common Stock pursuant to the Warrant.

(2)	The holder shall pay the sum of $______________to the Company in accordance with the terms of the Warrant.

(3)	Pursuant to this Exercise Notice, the Company shall deliver to the holder Common Stock in accordance with the terms of the Warrant.

(4)	By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Section 10 of the Warrant to which this notice relates.

Dated:	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FLEXENERGY GREEN SOLUTIONS, INC.

WARRANT DATED [         ]

WARRANT NO.

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto    the right represented by the above-captioned Warrant to purchase______shares of Common Stock to which such Warrant relates and appoints      attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: